Exhibit 23.3

源泰律师事务所 YUAN TAI LAW OFFICES
中国上海浦东新区浦东南路256号华夏银行大厦14楼 邮编：200120 电话：86-21-51150298 传真：86-21-51150398	14/F,Huaxia Bank Plaza,256 South Pudong Road Pu Dong New Area Shanghai 200120, P.R.China Tel: 86-21-51150298 Fax: 86-21-51150398

Date: March 2, 2023

Dear Sirs,

We, Yuan Tai Law Offices, consent to the reference to our firm under the sections “The Company”, “Enforceability of Civil Liabilities”, “Risk Factors” in the Amendment No. 1 to Registration Statement on Form S-3, of ATIF Holdings Ltd (the “Company”), which filed with the Securities and Exchange Commission (hereinafter the “SEC”) on February 10, 2023 in relation to the offering and selling ordinary shares, preferred shares, warrants, rights, or units for an aggregate initial offering price of up to US$100,000,000 in one or more issuance (the “Registration Statement”). We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

We also consent to the reference to us under the heading “Legal matters” in the Registration Statement.

Yours faithfully,

For and on behalf of

Yuan Tai Law Offices

/s/ Shao Jun
Name:	Shao Jun
Designation:	Partner